Exhibit 23.2

Consent of Independent Certified Public Accountants

Aquilex Holdings LLC and Aquilex Finance Corp.

Atlanta, Georgia

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 22, 2007, relating to the consolidated balance sheets of HydroChem Industrial Services, Inc. and Subsidiaries (“HydroChem”) as of December 31, 2005 and 2006, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the three years in the period ended December 31, 2006 which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Houston, Texas

August 13, 2010